Exhibit 22
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                     LIST OF BRUNO'S, INC. SUBSIDIARIES


     A.F. Stores, Inc.
     BR Air, Inc.
     Food Max of Georgia, Inc.
     Food Max of Mississippi, Inc.
     Food Max of Tennessee, Inc.
     Georgia Sales Company
     Bruno's Food Stores, Inc.
     PWS Holding Corporation
     SSS Enterprises, Inc.